Exhibit 99

NEWS RELEASE	Two Colinas Crossing
11511 Luna Road, Dallas, Texas
75234
Tel 214.956.4511 • Fax
214.956.4239
Contact: John W. Feray
Senior Vice President of Finance Chief Accounting Officer

FOR IMMEDIATE RELEASE

TEXAS SUPREME COURT RENDERS JUDGEMENT FOR HAGGAR

Dallas, Texas (May 19, 2005) — Haggar Corp. (NASDAQ-HGGR) announced that on May 13, 2005, the Texas Supreme Court rendered judgment for Haggar Clothing Co. in Haggar Clothing Co. v. Hernandez, a wrongful termination lawsuit.  The Texas Supreme Court reversed a court of appeals’ judgment that had upheld a jury verdict of $210,000 in compensatory damages and $1.4 million in exemplary damages.  The Company had accrued $2.6 million as reorganization costs to cover the now-overturned judgment, plus prejudgment interest that had accrued since 1992, when wrongful termination allegedly occurred, and post-judgment interest that had accrued since the trial court entered judgment in 2000.

The Company is filing a Form 8-K with the Securities and Exchange Commission with its increased net income and earnings per share projections for fiscal 2005 based on the reversal of the court of appeals’ judgment of $2.6 million pre-tax or $1.6 million after tax, a non-recurring item.  The Company now projects net income for fiscal 2005 between $8.9 million and $10.0 million and earnings per diluted share for the year of $1.23 to $1.38.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, Texas.  Haggar markets in the United States, United Kingdom, Canada and Mexico.  Haggar also holds exclusive licenses to use the Claiborne® trademark in the United States to manufacture, market, and sell men’s shorts and pants and to use the Kenneth Cole New York® and Kenneth Cole Reaction® trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments.  For more information visit the Haggar website at www.haggar.com <http://www.haggar.com>.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ

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materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.